Exhibit 99.1

The Partnership Agreement Amendment and Restatement

The following summary assumes that GGP will cause the general partner of GGPOP to amend and restate the GGPOP partnership agreement, and is qualified by reference to the amended GGPOP partnership agreement, a form of which is attached as Annex I to this joint proxy statement/prospectus.

Ownership

GGP holds, through certain intermediate entities, approximately (i) half of the common equity interest of GGPOP (without giving effect to the potential conversion of the preferred units (as defined below) and partnership LTIP units) and (ii) 99% of the common equity interests of Cumulus and Nimbus.

Management and Operations

GGPOP is a Delaware limited partnership, which GGP controls through its indirect, controlled subsidiary, Holding II. The amended GGPOP partnership agreement requires GGPOP to be operated in a manner that will enable BPR to continue to qualify as a REIT. The amended GGPOP partnership agreement provides that the net operating cash revenues of GGPOP, as well as net sales and refinancing proceeds, will be distributed from time to time as determined by Holding II, in its capacity as the sole general partner of GGPOP (but not less frequently than quarterly), and subject to the preferential rights of the preferred units (as defined below) with respect to the distributions described below, proportionally in accordance with the partners’ percentage interests therein.

Pursuant to the amended GGPOP partnership agreement, Holding II generally has exclusive and complete responsibility and discretion in the management and control of GGPOP. The limited partners have no authority to transact business for GGPOP; neither can they participate in the management activities or decisions Holding II makes on its behalf as general partner. However, the following decisions require the consent of a majority in interest of the limited partners, which we refer to as a limited partner majority interest:

•	the withdrawal of Holding II as general partner of GGPOP;

•	the distribution of property in kind;

•	the amendment of certain specified provisions of the amended GGPOP partnership agreement; or

•	the dissolution of GGPOP.

In addition, without the written consent of a limited partner who holds common units, the amended GGPOP partnership agreement may not be amended to materially adversely affect such limited partner’s rights to distributions or allocations in respect of such common units except in connection with the admission of additional limited partners or unless such amendment affects certain existing limited partners in the same manner on a unit-for-unit basis.

The amended GGPOP partnership agreement does not contemplate holding partnership meetings.

Transferability of Interests

The amended GGPOP partnership agreement provides that Holding II may not voluntarily withdraw from GGPOP, or transfer or assign its interest in GGPOP, except to certain of GGP’s controlled affiliates, without the consent of a limited partnership majority interest. As a limited partner and subject to certain conditions, limited partners may transfer their interests in GGPOP to a transferee, provided that such transferee assumes the transferee-limited partner’s obligations and, provided further, that such transfer does not cause a termination of GGPOP for federal income tax purposes, does not disqualify BPR as a REIT, and satisfies certain other general requirements specified in the amended GGPOP partnership agreement.

Capital Contributions

The amended GGPOP partnership agreement provides that if GGPOP requires additional funds at any time or from time to time in excess of funds available to GGPOP from borrowings or capital contributions, BPR may borrow such funds from a financial institution or other lender and elect either to lend such funds to GGPOP on the same terms and conditions as are applicable to BPR’s borrowing of such funds or to contribute such required funds as an additional capital contribution to GGPOP. As an alternative to borrowing funds required by GGPOP, BPR may raise such funds through the sale of shares of common or preferred stock and contribute the amount of such required funds as an additional capital contribution to GGPOP.

Tax Matters

Pursuant to the amended GGPOP partnership agreement, Holding II is the tax matters partner of GGPOP. Accordingly, BPR, via its indirect control of Holding II, will have the authority to make tax elections under the Code on behalf of GGPOP. The net income or net loss of GGPOP will generally be allocated to Holding II and the limited partners in accordance with percentage interests, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the regulations promulgated thereunder and the terms of the preferred units of limited partnership interest in GGPOP.

Term

GGPOP will continue until dissolved upon Holding II’s withdrawal, bankruptcy, dissolution or termination (unless a limited partner majority interest elects to continue GGPOP), the election by Holding II and a limited partner majority interest, the sale or other disposition of all or substantially all the assets of GGPOP or as required by operation of law.

Preferred Units

GGPOP has (i) three series of preferred units held by third parties, the series B preferred units, the series D preferred units and the series E preferred units, and (ii) four series of preferred units held by Holding II, the series F preferred units, the series G preferred units, the series I preferred units and the series J preferred units, which we refer to as the GGP units. The preferred units pay to their holders a return equal to with respect to (a) the series B preferred units, $1.0625 per series B preferred units per quarter, (b) the series D preferred units, $0.8125 per series D preferred units per quarter, (c) the series E preferred units, $0.875 per series E preferred units per quarter, (d) the series F preferred units, $25 per series F preferred unit per quarter, (e) the series G preferred units, $0.3984375 per series G preferred unit per quarter, and (f) the series H preferred units, the series I preferred units and the series J preferred units, the applicable rates related to certain of GGP’s loan arrangements as more fully described in the amended GGPOP partnership agreement.

In addition, pursuant to the amended GGPOP partnership agreement, GGPOP will have two (2) series of preferred units, the series K preferred units and the series L preferred units, which are entitled to distributions identical to those paid on class A stock and class B stock, respectively. The series K preferred units will, with respect to the payment of distributions and upon the liquidation or winding up of GGPOP, rank senior to the common units and series L preferred units and rank junior to the series B preferred units, series D preferred units, series E preferred units and the GGP units. The series L preferred units will, with respect to the payment of distributions and upon the liquidation or winding up of GGPOP, rank senior to the common units and rank junior to the series B preferred units, series D preferred units, series E preferred units, the GGP units and the series K preferred units. The series K preferred units will be issued to the current holders of GGP’s common units and current holders of GGP FV LTIPs as required by the GGPOP operating partnership agreement in connection with the pre-closing dividend. The series L preferred units will be issued to Holding II in exchange for the GGP common units currently held by Holding II.

The series B preferred units, the series D preferred units and the series E preferred units are convertible at the election of their holders into common units of GGPOP. The rate of conversion for the series B preferred units is 3 to 1; the rate of conversion of the series D preferred units is 1.508210 to 1; and the rate of conversion of the series E preferred units is 1.298364 to 1, each subject to adjustment as described in the amended GGPOP partnership agreement. Holders of series D preferred units and series E preferred units are additionally entitled to receive a per unit cash amount equal to the cash distribution that such holder would have received if it had converted such preferred units to common units prior to the pre-closing dividend. The rate of conversion for each of the series D preferred units and series E preferred units is subject to adjustment from time to time as described in the amended GGPOP partnership agreement. The series F preferred units, the series I preferred units and the series J preferred units are not convertible into any other units of GGPOP. The series G preferred units are convertible in certain circumstances into series K preferred units, subject to the same adjustments made by the charter amendments to the conversion rights of the new series A preferred stock. The series K preferred units and the series L preferred units are not convertible, except that to the extent shares of class A stock are converted into shares of class B stock pursuant to the charter amendments, a number of series K preferred units owned by GGP equal to the number of shares of class A stock that were converted will be simultaneously converted into a number of series L preferred units equal to the number of shares of class B stock that were issued upon such conversion.

The series L preferred units are only entitled to vote with respect to the amendment, alteration or repeal of the amended GGPOP partnership agreement in a way that materially and adversely affects any special right, preference, privilege or voting power of such units. The series K preferred units are only entitled to vote with respect to the issuance of equity interests ranking senior to or pari passu with such units or with respect to the amendment, alteration or repeal of the amended GGPOP partnership agreement in a way that materially and adversely affects any special right, preference, privilege or voting power of such units. The series B, series D and series E preferred units are only entitled to vote with respect to the issuance of equity interests ranking senior to the preferred units or with respect to the amendment, alteration or repeal of the amended GGPOP partnership agreement in a way that materially and adversely affect any special right, preference, privilege or voting power of such preferred units.

Common Units

GGPOP has common units held by Holding II. At any time without consent of any partner of GGPOP, but subject to the provisions of the amended GGPOP partnership agreement, GGPOP may issue additional common units and admit a limited partner to GGPOP in exchange for the contribution by such limited partner of cash and/ or property desirable to further the purposes of GGPOP.

Master Services Agreement

This section describes the material terms of the master services agreement, which will be executed concurrently with the closing of the Transactions. The description of the master services agreement in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the master services agreement, a form of which is being filed as an exhibit to this joint proxy statement/prospectus and is incorporated by reference herein. You are encouraged to read the master services agreement carefully and in its entirety.

At the time of the closing of the Transactions, GGP and GGPOP, which we refer to as the service recipients, will enter into a master services agreement. Pursuant to the terms of the master services agreement, certain subsidiaries of BAM and any other affiliate of BAM that is appointed to act as a service provider or to whom any service provider has subcontracted for the provision of such services, which we refer to as the service providers, will agree to provide or arrange for other service providers to provide management and administration services to the service recipients.

Appointment of the Service Providers and Services Rendered

Under the master services agreement, the service recipients will appoint the service providers to provide or arrange for the provision of the following services:

•	supervising the carrying out of all day-to-day management, secretarial, accounting, banking, treasury, administrative, liaison, representative, regulatory and reporting functions and obligations;

•	providing overall strategic advice to the service recipients including advising with respect to the expansion of their business into new markets;

•	supervising the establishment and maintenance of books and records;

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identifying and recommending to the service recipients acquisitions or dispositions from time to time and, where requested to do so, assisting in negotiating the terms of such acquisitions or dispositions;

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recommending and, where requested to do so, assisting in the raising of funds whether by way of debt, equity or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with communications support in connection therewith;

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recommending to the service recipients suitable candidates to serve on their governing bodies or the governing bodies of any entities in which GGPOP directly or indirectly holds interests and that directly or indirectly hold GGPOP’s real estate assets other than entities in which GGPOP holds interests for investment purposes only of less than 5% of the equity securities, which we refer to as the operating entities;

•	making recommendations with respect to the exercise of any voting rights to which the service recipients are entitled in respect of the operating entities;

•	making recommendations with respect to the payment of dividends by the service recipients or any other distributions by the service recipients, including distributions by BPR to BPR’s stockholders;

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monitoring and/or oversight of the applicable service recipient’s accountants, legal counsel and other accounting, financial or legal advisors and technical, commercial, marketing and other independent experts, and managing litigation in which a service recipient is sued or commencing litigation after consulting with, and subject to the approval of, the relevant board of directors or its equivalent;

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attending to all matters necessary for any reorganization, bankruptcy proceedings, dissolution or winding up of a service recipient, subject to approval by the relevant board of directors or its equivalent;

•	supervising the making of all tax elections, determinations and designations, the timely calculation and payment of taxes payable and the filing of all tax returns due, by each service recipient;

•	supervising the preparation of the service recipients’ annual consolidated financial statements, quarterly interim financial statements and other public disclosure;

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making recommendations in relation to and effecting the entry into insurance of each service recipient’s assets, together with other insurances against other risks, including directors and officers insurance as the relevant service provider and the relevant board of directors or its equivalent may from time to time agree;

•	arranging for individuals to carry out the functions of principal executive, accounting and financial officers for BPR only for purposes of applicable securities laws;

•	providing individuals to act as senior officers of the service recipients as agreed from time to time, subject to the approval of the relevant board of directors or its equivalent;

•	providing advice, when requested, to the service recipients regarding the maintenance of compliance with applicable laws and other obligations; and

•	providing all such other services as may from time to time be agreed with the service recipients that are reasonably related to the service recipient’s day-to-day operations.

The service providers’ activities will be subject to the supervision of the BPR board and each governing body of the other service recipients, as applicable. The relevant governing body will remain responsible for all investment and divestment decisions made by the service recipient.

Any service provider may, from time to time, appoint an affiliate of BAM to act as a new service provider under the master services agreement, effective upon the execution of a joinder agreement by the new service provider.

Base Management Fee

Pursuant to the master services agreement, BPR will pay an annual base management fee to the service providers equal to 1.25% of the total capitalization of BPR, subject to certain adjustments. The total capitalization value of BPR will be equal to the aggregate of the value of all of the outstanding class A stock of BPR and the securities of BPR, GGPOP and any other direct or indirect subsidiary of GGPOP that are not held by BPR, GGPOP, the operating entities, any other direct or indirect subsidiary of GGPOP, BPY, the BPY Property Partnership and certain other affiliates of BPY, plus all outstanding third party debt with recourse against BPR, GGPOP and any other direct or indirect subsidiary of GGPOP, less all cash held by such entities. For the first twelve (12) months following the closing of the Transactions, BAM has agreed to waive management fees payable by BPR and the incremental management fees BPY would otherwise be required to pay in respect of the units issued in exchange for GGP common stock.

For any quarter in which the BPR board determines that there is insufficient available cash to pay the base management fee as well as the next regular distribution on class A stock of BPR, the service recipients may elect to pay all or a portion of the base management fee in class A stock of BPR, subject to certain conditions. The base management fee will be calculated and paid on a quarterly basis.

To the extent that under any other arrangement the service recipients make a payment that is determined to be comparable to the base management fee payable by BPR, the base management fee payable by BPR will be reduced on a dollar for dollar basis by the comparable base management fee, subject to certain limitations. In addition, to the extent that there are any residual fees, comparable to the base management fees payable by BPR, that are not used to reduce the base management fees payable by BPY, the base management fee payable by BPR will be reduced on a dollar for dollar basis by such residual fees.

Reimbursement of Expenses and Certain Taxes

The service recipients will reimburse the service providers for any out-of-pocket fees, costs and expenses incurred in the provision of the management and administration services, including those of any third party. However, the service recipients will not be required to reimburse the service providers for the salaries and other remuneration of their management, personnel or support staff who carry out any services or functions for such service recipients or overhead for such persons.

The relevant service recipient will reimburse the service providers for all other out-of-pocket fees, costs and expenses incurred in connection with the provision of the services including those of any third party. Such out-of-pocket fees, costs and expenses will include, among other things: (i) fees, costs and expenses relating to any debt or equity financing; (ii) fees, costs and expenses incurred in connection with the general administration of any service recipient in respect of services; (iii) taxes, licenses and other statutory fees or penalties levied against or in respect of a service recipient in respect of services; (iv) amounts owed by the service providers under indemnification, contribution or similar arrangements; (v) fees, costs and expenses relating to BPR’s financial reporting, regulatory filings and investor relations and the fees, costs and expenses of agents, advisors and other persons who provide services to a service recipient; (vi) any other fees, costs and expenses incurred by the service providers that are reasonably necessary for the performance by the service providers of their duties and functions under the master services agreement and (vii) fees, costs and expenses incurred in connection with the investigation, acquisition, holding or disposal of any asset or business that is made or proposed to be made. Such additional fees, expenses and costs will represent out-of-pocket costs associated with investment activities that will be undertaken pursuant to the master services agreement.

The service recipients will also be required to pay or reimburse the service providers for all sales, use, value added, goods and services, harmonized sales, withholding or other taxes or customs duties or other governmental charges levied or imposed by reason of the master services agreement or any agreement it contemplates, other than income taxes, corporation taxes, capital taxes or other similar taxes payable by the service providers, which are personal to the service providers.

BAM Consent Right

Prior to the issuance by BPR of any shares of class A stock of BPR, BPR will be required, for as long as BAM is a party to the rights agreement, to obtain the consent of BAM. The rights agreement will terminate on the twentieth anniversary of the merger, except as described in the section entitled “Other Transaction Agreements—The Rights Agreement” beginning on page [—] of this joint proxy statement/prospectus.

Assignment

The master services agreement will not be assignable by the service providers without the prior written consent of BPR except that (i) any service provider may subcontract or arrange for the provision of services by another service provider, provided that the service providers remain liable under the agreement, and (ii) any of the service providers may assign the agreement to an affiliate or to a person that is its successor by way of merger, amalgamation or acquisition of the business of the service provider.

Termination

The master services agreement will continue in perpetuity until terminated in accordance with its terms. However, the service recipients may terminate the master services agreement upon written notice of termination from BPR to the service providers if any of the following occurs:

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any of the service providers defaults in the performance or observance of any material term, condition or covenant contained in the master services agreement in a manner that results in material harm to the service recipients and the default continues unremedied for a period of sixty (60) days after written notice of the breach is given to such service provider;

•	any of the service providers engages in any act of fraud, misappropriation of funds or embezzlement against any service recipient that results in material harm to the service recipients;

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any of the service providers is grossly negligent in the performance of its obligations under the master services agreement and such gross negligence results in material harm to the service recipients; or

•	certain events relating to the bankruptcy or insolvency of each of the service providers.

The master services agreement does not provide the service recipients with a right to terminate for any other reason, including if any of the service providers or BAM experiences a change of control. The BPR board may only terminate the master services agreement with the prior unanimous approval of the independent directors.

The master services agreement will expressly provide that the master services agreement may not be terminated by the BPR board due solely to the poor performance or the underperformance of any of BPR’s operations.

The service providers will be able to terminate the master services agreement upon written notice of termination to the service recipients if any service recipient defaults in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to the service providers and the default continues unremedied for a period of sixty (60) days after written notice of the breach is given to the service recipient. The service providers will also be able to terminate the master services agreement upon the occurrence of certain events relating to the bankruptcy or insolvency of the service recipients.

Indemnification and Limitations on Liability

Under the master services agreement, the service providers will not assume any responsibility other than to provide or arrange for the provision of the services called for thereunder in good faith and will not be responsible for any action that the service recipients take in following or declining to follow the advice or recommendations of the service providers. In addition, under the master services agreement, the service providers and the related indemnified parties will not be liable to the service recipients for any act or omission, except for conduct that involved bad faith, fraud, willful misconduct, gross negligence or in the case of a criminal matter, conduct that the indemnified person knew was unlawful. The maximum amount of the aggregate liability of the service providers or any of their affiliates, or of any director, officer, agent, subcontractor, contractor, delegate, member, partner, shareholder, employee or other representative of the service providers or any of their affiliates, will be equal to the amounts previously paid by the service recipients in respect of services pursuant to the master services agreement in the two most recent calendar years. The service recipients will agree to indemnify the service providers, their affiliates, directors, officers, agents, subcontractors, delegates, members, partners, shareholders and employees to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by an indemnified person or threatened in connection with BPR’s respective businesses, investments and activities or in respect of or arising from the master services agreement or the services provided by the service providers, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, gross negligence or in the case of a criminal matter, action that the indemnified person knew to have been unlawful.

Other Activities

The master services agreement will not prohibit the service providers or their affiliates from pursuing other business activities or providing services to third parties that compete directly or indirectly with the service recipients.

U.S. Investment Advisers Act of 1940

Brookfield Asset Management Private Institutional Capital Adviser US, LLC, which we refer to as BAM PIC US, one of the service providers under the master services agreement, is registered as an investment adviser under the U.S. Investment Advisers Act of 1940. As such, BAM PIC US is subject to the rules and regulations applicable to registered investment advisers.

BAM PIC US is under common control with certain BAM advisory affiliates which are not currently registered under the U.S. Investment Advisers Act of 1940. Investment professionals performing services on behalf of BAM PIC US that may be employed by such advisory affiliates are subject to the supervision of BAM PIC US. In addition to these investment professionals, BAM PIC US also uses other personnel, resources and administrative services of its advisory and non-advisory affiliates.

Additional information regarding BAM PIC US is set forth in its Form ADV. A copy of Part 1 and Part 2A of the BAM PIC US Form ADV is available on the SEC’s website (www.adviserinfo.sec.gov).

Incentive Distributions

In addition to the fees payable under the master services agreement, an affiliate of BAM will also be entitled to receive incentive distributions based on an amount by which quarterly distributions on the class A stock and GGPOP series K preferred units exceed specified target levels. These distributions will be in the same amounts as the incentive distributions that an affiliate of BAM is entitled to receive from the BPY property partnership but may be reduced from time to time as a result of comparable fees being paid by affiliates of BPY or BPR to other members of the BAM group. For more information, refer to the section entitled “Description of BPY Units—Distributions” beginning on page [—] of this joint proxy statement/prospectus.

The Management Fee Letter Agreement

In connection with the execution of the merger agreement, on March 26, 2018, BAM and BPY entered into a letter agreement with GGP, which we refer to as the management fee letter agreement, pursuant to which each of BAM, on behalf of certain of its affiliates, and GGP agreed to negotiate in good faith and enter into, effective as of and conditioned upon the occurrence of the charter amendments closing, a master services agreement on substantially similar terms to those contained in the existing master services agreement among BAM and BPY and certain of their affiliates. BAM has further waived certain management fees relating thereto that may be payable by BPR to BAM for a period of 12 months from and after the date of the charter amendments closing. The management fee letter agreement also provides for the waiver by BAM, effective as of and conditioned upon the occurrence of the charter amendments closing, of certain incremental management fees payable under the existing master services agreement among BAM and certain of its affiliates and associated only with the number of BPY units issued in the BPY unit exchange (or issued by BPY following an exercise of the redemption right of the class A stock issued pursuant to the merger agreement), for a period of 12 months from and after the date of the charter amendments closing.

A copy of the management fee letter agreement is attached to this joint proxy statement/prospectus as Annex H and is incorporated by reference into this joint proxy statement/prospectus. The summary of the material provisions of the management fee letter agreement set forth above and elsewhere in this joint proxy statement/prospectus does not purport to be complete, may not contain all of the information about the management fee letter agreement that may be important to you and is qualified in its entirety by reference to the full text of such agreement. We encourage you to read the management fee letter agreement carefully and in its entirety, as the rights and obligations of the parties thereto are governed by the express terms and conditions of the management fee letter agreement and not by this discussion or any other information contained in this joint proxy statement/prospectus, which is summary by nature.

Joint Governance Agreement

GGP, BPY, the BPY general partner and BPI expect to enter into the joint governance agreement, a form of which is being filed as an exhibit to this joint proxy statement/prospectus.

Pursuant to the joint governance agreement, BPI will have the right to designate candidates to be nominated for election to each directorship subject to election at any meeting of BPR stockholders, and BPR will include such nominees in its proxy statements without BPI having to comply with the generally applicable provisions of the amended bylaws regarding notice of stockholder nominations. It is expected that the joint governance agreement will provide that BPR and the BPY general partner will nominate an identical board of directors, except in limited circumstances. Each of the BPY general partner and BPR will have the right to expand its respective board of directors to add additional non-overlapping independent members if it determines that the addition of non-overlapping board members is necessary to address or otherwise resolve a conflict of interest arising from its relationship with the other entity. In addition, at BPI’s sole discretion, BPI will have the option to cause each of the BPY general partner and BPR to expand the size of their respective boards, and to nominate one or more additional independent directors to fill the directorship created by such expansion.

To the extent permitted by law, the joint governance agreement is expected to require the BPR board to set the record date and payment date for dividends with respect to shares of class A stock on identical dates to the record date and payment date set by the BPY general partner for distributions with respect to BPY units.

Additionally, BPR stockholders will be allowed to attend meetings of both BPR stockholders and BPY unitholders, if any.